UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 33-75276


                            OMNI RAIL PRODUCTS, INC.
                            ------------------------
             (Exact name of Registrant as specified in its charter)

                            975 S.E. Sandy Boulevard
                             Portland, Oregon 97214
                                 (503) 230-8034
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           Common Stock $.01 Par Value
                           ---------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                   (Titles of all other classes of securities
       which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [ ]              Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)      [x]              Rule 12h-3(b)(1)(ii)      [x]
     Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 360

     Pursuant to the requirements of the Securities Exchange Act of 1934 OMNI Rail Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           OMNI RAIL PRODUCTS, INC. (Registrant)


Date: April 27, 2001                       By: Robert E. Tuzik
--------------------                       -------------------
                                           Robert E. Tuzik, President